Exhibit 5.1

[BLANK ROME LETTERHEAD]

July 13, 2007

NCO Group, Inc.

507 Prudential Road

Horsham, Pennsylvania 19044

RE:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to NCO Group, Inc., a Delaware corporation (“NCO”), and each of the subsidiaries of NCO listed on Schedule A attached hereto (collectively, the “Guarantors” and, together with NCO, the “Registrants”) in connection with the preparation and filing of a Registration Statement on Form S-4 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) (as may be amended or supplemented from time to time, the “Registration Statement”) for the registration of (i) the issuance by NCO of $165,000,000 in aggregate principal amount of Floating Rate Senior Notes due 2013 and $200,000,000 in aggregate principal amount of 11.875% Senior Subordinated Notes due 2014 (collectively, the “Exchange Notes”) and (ii) the guarantees by the Guarantors of the Exchange Notes (the “Guarantees”).

The Exchange Notes and the Guarantees are to be issued in exchange for up to $165,000,000 in aggregate principal amount of Floating Rate Senior Notes due 2013 and $200,000,000 in aggregate principal amount of 11.875% Senior Subordinated Notes due 2014 (collectively, the “Outstanding Notes”) and the guarantees thereof that were previously issued and sold in a transaction exempt from registration under the Securities Act. The Outstanding Notes and guarantees thereof were, and the Exchange Notes and the Guarantees will be, issued under the Indentures dated as of November 15, 2006 (as amended, supplemented or otherwise modified, the “Indentures”), by and among NCO, the Guarantors and The Bank of New York, as trustee (the “Trustee”). This opinion is being furnished pursuant to the requirements of Item 601(b)(5) of SEC Regulation S-K. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Indentures.

As a basis for rendering the opinions contained herein, we have examined only the following documents: (i) the Registration Statement, (ii) the Indentures, (iii) the form of Exchange Notes, and (iv) resolutions of the boards of directors of NCO and the Guarantors. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents, and the correctness of all statements of fact contained in the documents examined. We have not performed any independent investigation other than the document examination described above.

The opinions expressed herein are limited to the laws of the States of New York, Delaware, New Jersey and Maryland and the Commonwealth of Pennsylvania in effect on the date hereof, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction. Insofar as our opinion pertains to matters of (i) Georgia law we have relied exclusively on the opinion of Kilpatrick Stockton LLP dated as of the date hereof; and (ii) Nevada law we have relied exclusively on the opinion of The Stewart Law Firm dated as of the date hereof.

For the purpose of this opinion letter, we have assumed that the Indentures have been duly authorized, executed and delivered by, and represent valid and binding obligations of, the Trustee.

Based upon and subject to the assumptions, qualifications and limitations set forth in this letter, when the Registration Statement, including any amendments thereto, shall have become effective under the Securities Act and the Indentures shall have been duly qualified under the Trust Indenture Act of 1939, as amended, we are of the opinion that:

(i) the Exchange Notes, when duly executed by NCO and authenticated by the Trustee in accordance with the terms of the Indentures and delivered to the holders of Outstanding Notes in exchange therefor as contemplated by the Registration Statement, will constitute binding obligations of NCO; and

(ii) when the Exchange Notes have been duly executed by NCO and authenticated by the Trustee in accordance with the terms of the Indentures and delivered to the holders of Outstanding Notes in exchange therefor as contemplated by the Registration Statement, the Guarantees will constitute binding obligations of each of the respective Guarantors.

The opinions expressed herein are subject to applicable bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including concepts of materiality, principles of commercial reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief (regardless of whether enforcement is sought in a proceeding at law or in equity).

The opinions expressed herein are given as of the date hereof. We assume no obligation to update or supplement the opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws that may hereafter occur. The opinions are strictly limited to the matters stated herein and no other or more extensive opinions are intended, implied or to be inferred beyond the matters expressly stated herein.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus, which is part of the Registration Statement. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Securities Act or the General Rules and Regulations promulgated thereunder.

Very truly yours,

/s/ Blank Rome LLP
BLANK ROME LLP

Schedule A

List of Guarantors

Exact Name of Registrant as Specified in its Charter	State of Incorporation or Organization
AC Financial Services, Inc.	Delaware

ALW Financial, Inc. f/k/a ALW Investment Company, Inc.	Delaware

AssetCare, Inc.	Georgia

Compass International Services Corporation	Delaware

Compass Teleservices, Inc.	New Jersey

FCA Funding, Inc.	Delaware

FCA Leasing, Inc.	Delaware

JDR Holdings, Inc.	Delaware

NCO ACI Holdings, Inc. f/k/a AssetCare, Inc.	Georgia

NCO Customer Management, Inc. f/k/a RMH Teleservices, Inc.	Pennsylvania

NCO Financial Systems, Inc.	Pennsylvania

NCO Funding, Inc.	Delaware

NCO Group International, Inc.	Delaware

NCO Holdings, Inc. f/k/a Management Adjustment Bureau Funding, Inc.	Delaware

NCO Portfolio Management, Inc. f/k/a NCPM Acquisition Corporation	Delaware

NCO Support Services, LLC	Delaware

NCO Teleservices, Inc.	Pennsylvania

NCOCRM Funding, Inc.	Delaware

NCOP I, Inc. d/b/a NCO Portfolio Management	Nevada

NCOP II, Inc. d/b/a NCO Portfolio Management	Nevada

NCOP III, Inc. d/b/a NCO Portfolio Management	Nevada

NCOP IV, Inc. d/b/a NCO Portfolio Management	Nevada

NCOP V, Inc. d/b/a NCO Portfolio Management	Nevada

NCOP VI, Inc. d/b/a NCO Portfolio Management	Nevada

NCOP VII, Inc. d/b/a NCO Portfolio Management	Nevada

NCOP VIII, LLC	Nevada

NCOP IX, LLC	Nevada

NCOP Capital Resource, LLC	Nevada

NCOP Financing, Inc.	Delaware

NCOP/Marlin, Inc.	Nevada

NCOP Nevada Holdings, Inc.	Nevada

NCOP Services, Inc.	Maryland

NCOP Strategic Partnership, Inc.	Nevada

RMH Teleservices Asia Pacific, Inc.	Delaware